EXHIBIT 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Vice President Finance and Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:  May 6, 2009

SKYWEST ANNOUNCES FIRST QUARTER 2009 RESULTS

St. George, Utah—SkyWest, Inc. (“SkyWest”) (NASDAQ: SKYW) today reported operating revenues of $672.6 million for the quarter ended March 31, 2009, compared to $868.0 million for the same period last year.  SkyWest also reported net income of $9.4 million or $0.16 per diluted share, for the quarter ended March 31, 2009, compared to $29.1 million of net income or $0.47 per diluted share, for the same period last year.

On April 15, 2009, SkyWest, Inc. announced its estimate of the first quarter results and the related challenges it was experiencing. Following are the significant items effecting SkyWest’s financial and operating performance during the first quarter ended March 31, 2009:

Total operating revenues for the first quarter of 2009 decreased for several principal reasons.  First, SkyWest experienced a reduction in cost reimbursements of approximately $164.5 million, inclusive of decreased fuel costs of $147.0 million, paid by SkyWest’s major partners.  For financial reporting purposes, these reimbursements are recorded as operating revenues under SkyWest’s contract flying arrangements. Second, SkyWest’s operating revenues were reduced by approximately $18.3 million due to reductions in the flight schedules made by SkyWest’s major partners. Third, SkyWest’s wholly-owned subsidiary Atlantic Southeast Airlines, Inc. (“ASA”) experienced significant weather related cancellations at its Atlanta hub during the quarter ended March 31, 2009.  Additionally, on March 31, 2009, as a result of an internal audit, ASA grounded 60 CRJ200 regional jet aircraft in order to perform engine safety inspections in accordance with the manufacturer’s recommendations. As a result, ASA experienced a reduction in operating revenues of $7.6 million. Fourth, both ASA and SkyWest Airlines, Inc. (“SkyWest Airlines”) have been involved in rate negotiations with Delta Air Lines, Inc., (“Delta”) as required by the respective Delta Connection Agreements.  As a result of the ongoing negotiations with Delta, SkyWest has primarily used Delta’s preliminary estimate as the basis for estimating contract revenues during the quarter ended March 31, 2009.  The use of the preliminary rate estimates resulted in a reduction to operating revenues of $5.0 million for the first quarter of 2009.  Overall, during the quarter ended March 31, 2009, SkyWest experienced a reduction in block hours of 8.2%, compared to the same quarter of 2008. SkyWest produced 324,797 block hours for the quarter ended March 31, 2009, compared to 353,637 for the same period last year.

Total operating expense and interest per available seat mile (“ASM”) for the first quarter of 2009, excluding fuel expense of $140.6 million or $0.027 per ASM, increased approximately 4.1% to $0.101 from $0.097 for the comparable quarter of 2008.  The increase was due primarily to the reduction in SkyWest’s block hours, as scheduled by SkyWest’s major partners, resulting in an 8.0% reduction in ASM production, while at the same time SkyWest did not experience a corresponding reduction in total operating expenses and interest.  SkyWest’s operating subsidiaries (ASA and SkyWest Airlines) continue to incur significant non-engine maintenance costs and excess crew expenses resulting from reduced block hour schedules as provided by its major partners. As a result, SkyWest expended an additional $11.5 million for these types of expenses during the quarter ended March 31, 2009.  Total operating expense and interest, excluding fuel expense, was $514.1 million for the quarter ended March 31, 2009, compared to $537.7 million for the quarter ended March 31, 2008.  Additionally, the increase in cost per ASM is also the result of SkyWest incurring higher non-engine related direct maintenance costs that are primarily due to the general aging of its fleet.

During the quarter ended March 31, 2009, SkyWest evaluated certain of its marketable security investments for impairment in value in accordance with Financial Accounting Standards Board Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, and has determined that certain securities have experienced a decline in value that is deemed to be other-than-temporary.  As a result, for the quarter ended March 31, 2009, SkyWest recorded an impairment charge of $7.1 million related to the decreased value of those securities.

Interest income decreased approximately $4.0 million during the quarter ended March 31, 2009, compared to the same quarter of 2008 as the result of general reductions in interest rates on short term investments.

SkyWest recorded stock-based compensation expense of approximately $2.6 million ($1.8 million after-tax) for the quarter ended March 31, 2009.

At March 31, 2009, SkyWest’s fleet totaled 440 aircraft, consisting of 382 regional jets (242 Delta, 119 United Airlines (“United”), 12 Midwest Airlines (“Midwest”) and nine SkyWest), 54 EMB-120 aircraft (42 United and 12 Delta) and four ATR-72 aircraft ASA.

On January 8, 2009, SkyWest announced an award of ten additional CRJ900 regional jet aircraft by Delta.  These aircraft will be operated by ASA, as Delta Connection, from the Atlanta hub.  Delivery of the aircraft began in January 2009 and is expected to be complete by May 2009.  The aircraft will serve as replacements for 20, 50-seat CRJ200s that are scheduled for removal from contract service between April 2010 and August 2010, which is earlier than the existing scheduled termination dates as contained in the Delta Connection Agreement.

During the quarter ended March 31, 2009, SkyWest repurchased 1,310,140 shares of its common stock, at an average cost of $9.62 per share and a total cost of approximately $12.6 million, under stock buyback programs previously authorized by its Board of Directors.  As of March 31, 2009, SkyWest had authorization to repurchase up to an additional 3.3 million shares of its common stock.  SkyWest may continue to purchase shares of its outstanding stock under the authorized stock buyback program from time to time, as it deems appropriate.

At March 31, 2009, SkyWest had approximately $696.7 million in cash and marketable securities, compared to $705.2 million as of December 31, 2008.  The decrease in cash and marketable securities is net of the effect of SkyWest’s repurchase of $12.6 million of common stock during the quarter ended March 31, 2009.  SkyWest’s long-term debt was $1.67 billion as of March 31, 2009, compared to $1.68 billion at December 31, 2008.  The decrease in long-term debt is consistent with SkyWest’s making normal recurring debt payments and acquiring one new CRJ900 regional jet aircraft that was financed with long-term debt.  SkyWest has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on SkyWest’s consolidated balance sheets.  At a 6.2% discount rate, the present value of these lease obligations was approximately $2.1 billion as of March 31, 2009.

SkyWest’s Annual Report on Form 10-K for the year December 31, 2008 describes SkyWest’s maintenance expense policy for its CRJ200 regional jet aircraft engines. Generally, SkyWest collects revenue in advance of the maintenance events on two (United and Midwest) of its contracts. During the quarter ended March 31, 2009, SkyWest collected and recorded as revenue $3.7 million pretax under these agreements.

SkyWest has previously announced that its wholly-owned subsidiaries had filed a lawsuit in Georgia state court against Delta regarding Delta’s withholding of amounts related to payments that are reimbursable to SkyWest in certain irregular operations (“IROP”) under its existing agreements with Delta. As of March 31, 2009, SkyWest has recognized a cumulative total of $32.4 million of revenue associated with this matter for which Delta has withheld payment. SkyWest is vigorously defending its claim for such amounts to the extent permitted under various motions between the parties and the matter is ongoing.

SkyWest Airlines, based in St. George, Utah, and ASA, based in Atlanta, Georgia, are wholly owned subsidiaries of SkyWest, Inc.  SkyWest Airlines operates as United Express, Delta Connection and Midwest Connect carriers under contractual agreements with United Airlines, Delta Air Lines and Midwest Airlines.  ASA operates as a Delta Connection carrier under a contractual agreement with Delta Air Lines.  System-wide, SkyWest, Inc. serves a total of approximately 208 cities in the United States, Canada, Mexico and the Caribbean, with approximately 2,400 daily departures.  This press release and additional information regarding SkyWest, Inc. can be accessed at www.skywest.com.

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest and its major partners regarding their contractual relationships; the financial stability of its major partners regarding any impact on the contracts that SkyWest operates under in their behalf; variations in market and economic conditions; the impact of global instability; rapidly fluctuating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including the section of SkyWest’s Annual Report on Form 10-K, entitled “Risk Factors.”

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SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended March 31,
	2009	2008
OPERATING REVENUES:
Passenger	$664,883	$859,159
Ground handling and other	7,759	8,864
Total operating revenues	672,642	868,023
OPERATING EXPENSES:
Aircraft Fuel	140,629	292,389
Salaries, wages and benefits	176,872	185,895
Aircraft maintenance, materials and repairs	92,158	83,061
Aircraft rentals	72,782	73,426
Depreciation and amortization	54,584	54,616
Station rentals and landing fees	32,874	34,887
Ground handling services	25,448	32,018
Other, net	36,471	43,509
Total operating expenses	631,818	799,801
OPERATING INCOME	40,824	68,222
OTHER INCOME (EXPENSE):
Interest income	2,722	6,762
Interest expense	(22,951)	(30,295)
Impairment of marketable securities	(7,115)	—
Other	(319)	—
Total other (expense), net	(27,663)	(23,533)
INCOME BEFORE INCOME TAXES	13,161	44,689
PROVISION FOR INCOME TAXES	3,789	15,549
NET INCOME	$9,372	$29,140

BASIC EARNINGS PER SHARE	$0.17	$0.49
DILUTED EARNINGS PER SHARE	$0.16	$0.47
Weighted average common shares:
Basic	56,546	60,013
Diluted	57,427	61,351

Unaudited Operating Highlights

	Three Months Ended March 31,
Operating Highlights	2009	2008	% Change

Passengers carried	7,633,909	8,076,331	(5.5)
Revenue passenger miles (000)	3,849,527	4,194,329	(8.2)
Available seat miles (000)	5,134,723	5,578,579	(8.0)
Passenger load factor	75.0%	75.2%	(.2)	pts
Passenger breakeven load factor	73.0%	71.9%	1.1	pts
Yield per revenue passenger mile	$0.173	$0.205	(15.6)
Revenue per available seat mile	$0.131	$0.156	(16.0)
Cost per available seat mile	$0.128	$0.149	(14.1)
Fuel cost per available seat mile	$0.027	$0.052	(48.0)
Average passenger trip length	504	519	(2.9)
Block Hours	324,797	353,637	(8.2)
Departures	205,880	217,510	(5.3)